CONFIDENTIAL SEPARATION AND SEVERANCE AGREEMENT


THIS CONFIDENTIAL SEPARATION AND SEVERANCE AGREEMENT (the "Agreement") is made and entered into as of the effective date following execution by and between Scott Schultze ("Employee") and HOLLYWOOD ENTERTAINMENT CORPORATION, an Oregon corporation ("Hollywood").

NOW, THEREFORE, in consideration of the mutual covenants and conditions hereinafter set forth, the parties hereto agree as follows:

1.	The parties agree that Employee's separation from Hollywood shall be on the following terms and conditions:

(a) Employment: Effective February 14, 2003, Employee is no longer an officer of Hollywood but will continue to be employed by Hollywood through January 31, 2004, or until Employee obtains
New Employment or breaches this Agreement, whichever occurs first. Employee shall be paid at Employee's rate of compensation effective on the date of this Agreement.
Employee acknowledges he has received adequate consideration for the release of claims set forth in the Agreement, even if the amount of compensation is reduced because he obtains New Employment before prior to January 31, 2004. State, federal, social security, health insurance premiums and other required deductions will be deducted from each paycheck during the period covered by the Employee's employment.

(b) Termination of Employment: Unless earlier terminated under paragraph 1(a) or by breach of this Agreement, effective June
1, 2004, Employee's employment with Hollywood is terminated.

(c) Bonus: Employee will be eligible to receive a bonus under the terms of the 2002 Employee Bonus Plan at the level of executive vice president if such bonus is paid to executive vice presidents of Hollywood. Employee shall not be eligible to receive a bonus under the 2003 or 2004 Employee bonus plans, if any.

(d) Vacation Pay: Employee acknowledges that he has 80 hours vacation through February 14, 2003, and Hollywood will include the payment for such vacation in employee's next regular paycheck on or about February 21, 2003. No additional vacation will accrue after February 14, 2003.

(e) Expense Reimbursement: If Employee has incurred any company expenses that have not been reimbursed, Hollywood will reimburse Employee for such expenses in accordance with Hollywood's policy upon Employee's submission of an expense report on or before March 15, 2003. Any future expenses chargeable to Hollywood must be approved in advance.

(f) Stock Options: Pursuant to the terms of Hollywood's stock option plan, Employee shall have 90 days after the termination of employment (if on June 1, 2004 until August 29, 2004) within which to exercise any vested options. Employee as of the date of this Agreement has 166,667 options that are vested. Employee's final 133,333 options of his options granted in 2001 shall vest on January 25, 2004. No additional options will vest after January 25, 2004.

(g) Health Insurance and COBRA: The deductions made in connection with Employee's paychecks made during his employment shall include the Hollywood's standard health insurance premium.
The deductions made during the severance period will include payment of Employee's COBRA premium through May 31, 2004 or termination of employment, whichever comes first. Payment of COBRA premiums will be accomplished provided that Employee timely completes and submits the COBRA enrollment documents. After the severance period or earlier termination of employment, Employee may elect to continue COBRA at his own expense pursuant to applicable law.

(h) New Employment: Employee agrees to notify Hollywood immediately if he obtains New Employment. New Employment as used in Section 1 shall include employment as an employee, consultant or similar arrangement of any employer or business for which Employee is compensated. If the compensation from such New Employment is less than the amount Employee would have received under the terms of this Agreement, Hollywood shall pay the difference between the compensation paid by Employee's New Employment and what Hollywood would have paid during the remainder of this Agreement.

(i) Severance Payments: So long as employment has not been terminated prior to February 1, 2004, Hollywood agrees to pay Employee severance pay at the rate set forth below. Such severance pay shall be at Employee's rate of compensation at the time of separation on January 31, 2004. The severance period shall run until May 31, 2004. The first severance payment shall be payable on the next regular payday following Employee's termination of employment. Subsequent severance amounts shall be payable on each regular payday thereafter until Employee has been paid through May 31, 2004 or until Employee obtains New Employment, whichever occurs first. State, federal, social security, COBRA insurance and other required deductions will be deducted from each check during the severance period. Employee acknowledges he has received adequate consideration for the release of claims set forth in the Agreement, even if the severance period is reduced because he obtains New Employment before the expiration of the period.

(j) Out-placement Service: Hollywood agrees to pay the reasonable cost directly to an out-placement service in the event
Employee elects to use such service. The amount paid by Hollywood shall not exceed $ 7,000.00.

2.	In consideration of the payments set forth in Paragraph 1, Employee releases Hollywood, including its subsidiaries, affiliates, parent companies, officers, directors, and employees, from all claims and liabilities which he has or may have against it as of the date on which Employee signs this Agreement. This includes, but is not limited to, claims arising under the federal, state, or local laws prohibiting employment discrimination and claims growing out of any legal restrictions on Hollywood's right to terminate its employees (for example, claims that may arise under various contract, tort, public policy, or wrongful discharge theories). Furthermore, Employee promises he will not file a lawsuit against Hollywood in connection with any aspect of his employment or termination. Employee also waives the right to all remedies in any such action that may be brought on his behalf.

3.	Employee agrees to refrain from any action which disrupts or damages
Hollywood's operations, personnel, or products or which is detrimental to the image of Hollywood.

4.	Employee agrees not to retain and to return any Hollywood property that he has in his possession. Employee further acknowledges that he has worked with proprietary and confidential information during his employment with Hollywood, and nothing herein shall relieve him of his obligations to keep such information confidential and not share or use any such information without the express written consent of Hollywood. Employee agrees to abide by the terms and conditions of his Employee Undertaking, including, but not limited to, the noncompetition provisions. Specifically, Employee understands that he is prohibited from engaging or preparing to engage in any activity that may directly or indirectly compete with Hollywood; inducing or attempting to induce any employee of Hollywood to leave the employ of Hollywood; or soliciting, diverting or accepting orders for goods or services that are competitive with goods or services sold by Hollywood for the period detailed in the Employee Undertaking.



5.	Employee shall not discuss Hollywood, his employment at Hollywood, or any Hollywood personnel in a disparaging manner. Employee shall not discuss any aspect of Hollywood's operations, business, or expansion plans with any individual without the express written permission of Hollywood, unless legally required to do so and then only after giving notice to Hollywood so that Hollywood may contest any such legal requirement. Employee may generally describe his job duties and responsibilities at Hollywood to a prospective employer.

6.	 Employee agrees that in the event Employee breaches any of
Employee's obligations under this Agreement then, in addition to other remedies available to Hollywood in law and in equity, the payments, severance, and other benefits payable or otherwise accorded Employee under this Agreement shall immediately terminate. Employee acknowledges that such termination shall in no way relieve Employee of his continuing obligations and Employee's release set forth in the Agreement.

7. 	In order to receive the payments and benefits described in paragraph
1(a) above, Employee must accept certain terms and conditions described in the attached "Notice and General Release" and the "ADEA Waiver and Release". Therefore, please read and review this Agreement and the attached ADEA Waiver and Release very carefully.

IN WITNESS WHEREOF, Employee and Hollywood have executed this Agreement as of the date below.


					----------------------------------
					Scott Schultze
					Date

					HOLLYWOOD ENTERTAINMENT CORPORATION,
					an Oregon Corporation


					By
					---------------------------------
					Donald J. Ekman
					Executive Vice President of Legal
					Affairs
					Date


	NOTICE

You should thoroughly review the foregoing Agreement and the following "ADEA Waiver and Release" and understand the effect of accepting its terms before you do so.

Before you sign this Agreement, you should consult with your attorney or other advisor of your choice.

ADEA WAIVER AND RELEASE

In exchange for the payments and benefits described in paragraph 1(a), above, I, Scott Schultze, knowingly and voluntarily irrevocably discharge and release Hollywood from any claim of employment discrimination arising under the Age Discrimination in Employment Act ("ADEA"), and covenant that I will not file any administrative charge or lawsuit under the ADEA which seeks to recover monetary damages or seeks reinstatement of my employment with Hollywood.

As to the full release of all claims under the ADEA, I, Scott Schultze, agree that, by signing this agreement and delivering a signed copy of this Agreement to Hollywood:

(a) 	This Release is written in language I understand, and I have carefully read and fully understand all of the provisions of the ADEA Waiver and Release; and

(b) 	I have been advised in writing to consult with an attorney before signing the Release, and have had an opportunity to consult with my attorney; and

(c) 	This Release specifically releases claims under the Age
Discrimination in  Employment Act of 1967; and

(d) 	This Release does not release claims under the ADEA which arise after the date of this Release; and

(e) 	The consideration given by Hollywood in exchange for the release of
ADEA claims is in addition to that to which I am already entitled;
and

(f)	I have been given a period of at least twenty-one (21) days within which to consider the agreement; and

(g) 	I have a period of  seven (7) days following the execution of this
Release to revoke this Release, and this Release is not effective or enforceable until eight (8) days following the execution of this Release.



Please review this entire Agreement very carefully.

After you have thoroughly considered this Agreement, please reflect your decision below in the Acknowledgment and Election section.

ACKNOWLEDGMENT AND ELECTION

I have carefully read and fully understand all the provisions of the Agreement and the "ADEA Waiver and Release" in this Agreement. I understand that if I accept them, they represent the entire agreement between Hollywood and me, and I acknowledge that I have not relied upon any other representations or statements (either written or oral). I have been advised that I have twenty-one (21) days to consider this Release (but may sign it at any time beforehand if I so desire), and that it is recommended that I consult with an attorney in doing so. I also understand that I can revoke this Release within seven (7) days of signing by sending a certified letter to that effect to:

	 Eric O. English, Senior Vice President and General Counsel
	 9275 SW Peyton Lane
	 Wilsonville, Oregon 97070

Notwithstanding the foregoing, I understand and agree that the portion of this Release that pertains to the release of claims under the ADEA shall not become effective or enforceable and no funds shall be exchanged until the seven
(7) day revocation period has expired, but that all other provisions of this Release will become effective upon its execution by the parties.

Please mark your choice:

[X]		I wish to receive the payments and other benefits set forth in
Paragraphs 1(c), (f), (i) and (j) of the Agreement. In exchange, I accept the terms and conditions of the Agreement.

[ ]		I do not accept the terms and conditions of the Agreement.  I understand that I will receive only salary compensation and related benefits through the date of termination of my employment with Hollywood as set forth in Paragraph 1(a) of the Agreement.



--------------------------
Scott Schultze


ACCEPTED AND APPROVED:

HOLLYWOOD ENTERTAINMENT CORPORATION,
an Oregon corporation

By:
---------------------------------
Donald J. Ekman
Executive Vice President of Legal Affairs
Date: